Exhibit 99

News Announcement	For Immediate Release

For further information contact:
Douglas Bruggeman	Joseph N. Jaffoni/David Collins
Chief Financial Officer	Jaffoni & Collins Incorporated
937/276-3931	212/835-8500 or rsc@jcir.com

REX STORES REPORTS FISCAL FIRST QUARTER
DILUTED EARNINGS PER SHARE OF $0.13

- Launches Strategic Review Process of its Retail Segment
and Related Real Estate Assets -

Dayton, Ohio (June 5, 2008) – REX Stores Corporation (NYSE:RSC) today announced financial results for the three month period ended April 30, 2008 (the first quarter of the Company’s 2008 fiscal year). REX also announced the launch of a strategic alternative review process of its retail segment. The Company expects to consider and evaluate a broad range of alternatives during this process, including opportunities to monetize its real estate portfolio. There is no assurance that any transaction will occur as a result of the strategic review process. The Company will host an investment community conference call and webcast this morning (details below) to review the results.

Net income in the quarter ended April 30, 2008 was $1.5 million, or $0.13 per diluted share, compared with net income of $7.5 million, or $0.64 per diluted share, in the same period of fiscal 2007. Per share results are based on 11,620,000 and 11,799,000 diluted weighted average shares outstanding for the quarters ended April 30, 2008 and April 30, 2007, respectively.

Net sales and revenue from continuing operations in the fiscal 2008 first quarter were $47.1 million compared with $48.9 million in the comparable period of fiscal 2007. Comparable store sales in the fiscal 2008 first quarter declined 0.3% compared to the fiscal 2007 first quarter. The Company reports sales performance quarterly and considers a store to be comparable after it has been open six full fiscal quarters. Comparable store sales figures do not include sales of extended service contracts.

For the quarter ended April 30, 2008, income from continuing operations, before provision for income taxes, minority interest and discontinued operations was $2.0 million, compared with income from continuing operations, before provision for income taxes, minority interest and discontinued operations of $9.3 million in the same period a year ago. In the fiscal 2008 first quarter, the Company generated $0.9 million of income from continuing operations before income taxes and minority interest from its retail segment, compared with $1.9 million in the comparable period of fiscal 2007.

-more-

REX Reports Fiscal 2008 First Quarter, 6/5/08	page 2

In the fiscal 2008 first quarter, the Company generated $0.4 million of income from continuing operations before income taxes and minority interest from its alternative energy segment, compared with $1.7 million in the comparable period of fiscal 2007. In the fiscal 2008 first quarter, the Company generated income of $0.7 million from continuing operations before income taxes and minority interest from its corporate and other segment, compared with income of $5.7 million from continuing operations before income taxes and minority interest from its corporate and other segment in the comparable period of fiscal 2007.

REX recorded a total of $1.7 million of income from synthetic fuel limited partnership investments and equity in unconsolidated affiliates in the quarter ended April 30, 2008 of which approximately $0.7 million was income from synthetic fuel limited partnership investments. As of December 31, 2007 the tax credit program related to the synthetic fuel facilities was concluded and the facilities discontinued operation. In the fiscal 2007 first quarter, REX recorded approximately $7.8 million of income from these sources of which approximately $6.7 million was income from synthetic fuel limited partnership investments.

The Company’s financial results reflect the consolidation of its investments in two ethanol affiliates, Levelland Hockley County Ethanol, LLC (“Levelland Hockley”) as of September 30, 2006 and One Earth Energy LLC (“One Earth”) as of October 30, 2007. On February 20, 2008, REX (through a wholly-owned subsidiary) purchased a $5.0 million secured promissory note from Levelland Hockley. The note grants REX rights to convert the note into an additional equity ownership position. With the purchase of this note, REX has fulfilled all of its financing commitments for Levelland Hockley. In March 2008, the Levelland Hockley plant commenced production. During the fiscal 2008 first quarter, the Company recorded $0.5 million of non-cash income from interest rate derivative financial instruments held by its consolidated ethanol entities, Levelland Hockley and One Earth.

The table below summarizes the Company’s current ethanol production interests:

	REX’s		Production
	Capital	REX’s	Nameplate	Estimated
	Investment	Ownership	Capacity	Commencement
Entity	($ In millions)	Interest	(millions of	of Production
			gallons)
Levelland Hockley County Ethanol, LL	$16.5	56%	40	In Production
Patriot Renewable Fuels, LLC	$16.0	23%	100	Summer 2008
One Earth Energy, LLC	$50.8	74%	100	Early 2009
Big River Resources, LLC-W. Burlington			92	In Production
Big River Resources, LLC-Galva	$20.0	10%	100	Summer 2009

The fiscal 2007 first quarter net income also reflected a $2.9 million gain on disposal of discontinued operations, net of tax, or $0.24 per diluted share.

Subsequent to the end of the fiscal 2008 first quarter, REX purchased approximately 73,600 shares of its common stock in open market transactions. The Company has approximately 142,000 authorized shares remaining available to purchase under the expanded June 2007 stock buy-back authorization.

-more-

REX Reports Fiscal 2008 First Quarter, 6/5/08	page 3

The Company will host a conference call and webcast today at 11:00 a.m. EDT, which are open to the general public. The conference call dial-in number is 212/231-2904; please call ten minutes in advance to ensure that you are connected prior to the presentation. Interested parties may also access the call live via the Investor Relations page of the Company’s website, www.rextv.com, or at www.earnings.com; please allow 15 minutes to register, download and install any necessary software. Following its completion, a telephonic replay of the call can be accessed through 1:00 p.m. EDT on June 12, 2008 by dialing 800/633-8284 or 402/977-9140 (international callers). The access code for the audio replay is 21384743. Alternatively, a replay will be available on the Internet for 30 days at www.rextv.com or www.earnings.com.

REX has interests in four ethanol entities and is a specialty retailer of consumer electronic products and appliances. As of April 30, 2008, the Company operated 111 retail stores in 34 states under the trade name “REX.”

This news announcement contains or may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements can be identified by use of forward-looking terminology such as “may,” “expect,” “believe,” “estimate,” “anticipate” or “continue” or the negative thereof or other variations thereon or comparable terminology. Readers are cautioned that there are risks and uncertainties that could cause actual events or results to differ materially from those referred to in such forward-looking statements. These risks and uncertainties include the risk factors set forth from time to time in the Company’s filings with the Securities and Exchange Commission and include among other things: the highly competitive nature of the consumer electronics retailing industry, changes in the national or regional economies, weather, the effects of terrorism or acts of war on consumer spending patterns, the availability of certain products, technological changes, changes in real estate market conditions, the fluctuating amount of quarterly payments received by the Company with respect to sales of its partnership interest in its synthetic fuel investments, and the uncertain amount of synthetic fuel production and resulting income received from time to time from the Company’s synthetic fuel investments. As it relates to ethanol investments, risks and uncertainties include among other things: the uncertainty of constructing plants on time and on budget, the price volatility of corn, sorghum, dried distiller grains, ethanol, gasoline and natural gas, and the plants operating efficiently and according to forecasts and projections.

-tables follow-

REX Reports Fiscal 2008 First Quarter, 6/5/08	page 4

REX STORES CORPORATION AND SUBSIDIARIES
Consolidated Condensed Statements Of Income
(In Thousands, Except Per Share Amounts)
Unaudited

	Three Months Ended
	April 30,
	2008	2007*
Net sales and revenue	$47,101	$48,888
Cost of sales (excluding retail segment depreciation)	33,653	33,410
Gross profit	13,448	15,478
Selling, general and administrative expenses	(14,405)	(14,629)
Interest income	857	1,293
Interest expense	(121)	(74)
Loss on early termination of debt	-	(598)
Losses on sale of real estate, net	-	(10)
Equity in income of unconsolidated ethanol affiliates	1,048	1,110
Income from synthetic fuel investments	670	6,733
Unrealized gain on derivative financial instruments	472	-
Income from continuing operations before provision for
income taxes, minority interest and discontinued operations	1,969	9,303
Provision for income taxes	(522)	(3,589)
Minority interest	217	(95)
Income from continuing operations	1,664	5,619
Loss from discontinued operations, net of tax	(138)	(961)
Gains on disposal of discontinued operations, net of tax	-	2,876
Net income	$1,526	$7,534

Weighted average shares outstanding - basic	10,729	10,468

Basic income per share from continuing operations	0.15	0.54
Basic loss per share from discontinued operations	(0.01)	(0.09)
Basic income per share on disposal of discontinued operations	-	0.27
Basic net income per share	$0.14	$0.72

Weighted average shares outstanding – diluted	11,620	11,799

Diluted income per share from continuing operations	0.14	0.48
Diluted loss per share from discontinued operations	(0.01)	(0.08)
Diluted income per share on disposal of discontinued operations	-	0.24
Diluted net income per share	$0.13	$0.64

*	Amounts differ from those previously reported as a result of certain stores being reclassified into discontinued operations.

- balance sheet follows -

REX Reports Fiscal 2008 First Quarter, 6/5/08	page 5

REX STORES CORPORATION AND SUBSIDIARIES
Consolidated Condensed Balance Sheets
(in thousands)
Unaudited

	April 30,	January 31,	April 30,
	2008	2008	2007
Assets
Current assets:
Cash and cash equivalents	$106,301	$127,716	$105,355
Accounts receivable, net	3,025	1,877	3,439
Synthetic fuel receivable	-	573	5,485
Inventory, net	56,800	49,933	90,427
Prepaid expenses and other	2,204	2,492	1,428
Deferred taxes	10,399	10,599	7,288
Total current assets	178,729	193,190	213,422
Property and equipment, net	168,359	136,505	74,426
Assets held for sale, net	-	-	1,676
Other assets	14,098	14,803	13,590
Goodwill	1,322	1,322	1,322
Deferred taxes	21,929	21,929	26,290
Equity method investments	39,509	38,748	27,936
Investments in debt instruments	-	-	14,000
Restricted investments	2,491	2,481	2,425
Total assets	$426,437	$408,978	$375,087
Liabilities and shareholders' equity:
Current liabilities:
Current portion of long-term debt and capital lease
obligations	$5,352	$4,101	$2,013
Accounts payable, trade	39,409	27,253	45,461
Deferred income	13,708	14,448	15,322
Deferred gain on sale and leaseback	1,436	1,436	5,420
Other current liabilities	5,928	13,617	8,606
Total current liabilities	65,833	60,855	76,822
Long-term liabilities:
Long-term debt and capital lease obligations	45,276	35,224	20,627
Deferred income	16,282	17,172	18,677
Deferred gain on sale and leaseback	4,132	4,493	6,748
Derivative financial instruments	2,129	2,601	-
Other	6,485	4,313	940
Total long-term liabilities	74,304	63,803	46,992
Minority interest in consolidated subsidiaries	27,512	27,729	11,618
Shareholders’ equity:
Common stock	298	298	295
Paid-in capital	141,867	141,357	140,264
Retained earnings	287,155	285,629	259,496
Treasury stock	(170,532)	(170,693)	(160,400)
Total shareholders' equity	258,788	256,591	239,655
Total liabilities and shareholders’ equity	$426,437	$408,978	$375,087

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